++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO + +COMPLETION OR AMENDMENT. NEITHER THIS PRELIMINARY PROSPECTUS SUPPLEMENT NOR +
+THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 27, 1998

                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-47243

PROSPECTUS SUPPLEMENT
    , 1998
(To Prospectus Dated April 20, 1998)                     [AMD LOGO APPEARS HERE]
                                  $400,000,000

                          ADVANCED MICRO DEVICES, INC.
                    % CONVERTIBLE SUBORDINATED NOTES DUE 2005

  The     % Convertible Subordinated Notes due 2005 (the "Notes") will be convertible at the option of the holder into shares of common stock, par value $.01 per share (the "Common Stock"), of Advanced Micro Devices, Inc. (the "Company") at any time at or prior to maturity, unless previously redeemed or
repurchased, at a conversion price of $         per share (equivalent to a
conversion rate of          shares per $1,000 principal amount of Notes),
subject to adjustment in certain events. See "Description of Notes--Conversion
Rights." Interest on the Notes is payable semi-annually on           and
           of each year, commencing            , 1998. On April 24, 1998, the
closing sale price of the Common Stock on the New York Stock Exchange (where it is traded under the symbol "AMD") was $29.13 per share. See "Price Range of Common Stock and Dividend Policy."

  The Notes are redeemable, in whole or in part, at the option of the Company,
at any time on or after         , 2001, at the redemption prices set forth
herein, plus accrued and unpaid interest to the date of redemption, if any;
provided that the Notes will not be redeemable prior to      , 2002, unless the
last reported sale price for the Common Stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice. The Company will be required to offer to repurchase the Notes upon a Change of Control (as defined), at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

  The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. In addition, the Notes are structurally subordinated to all Indebtedness (as defined herein) and other liabilities (including trade payables) of the Company's subsidiaries. The Indenture (as defined herein) contains no limitation on the incurrence of Senior Indebtedness or other Indebtedness by the Company or its subsidiaries. At March 29, 1998, the Company had approximately $1,430 million of Indebtedness outstanding that would have constituted Senior Indebtedness, and the Company's subsidiaries had approximately $716 million of outstanding Indebtedness and other liabilities. See "Description of Notes."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE  PROSPECTUS TO  WHICH  IT RELATES.  ANY  REPRESENTATION TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------
                                            PRICE          UNDERWRITING        PROCEEDS
                                           TO THE         DISCOUNTS AND         TO THE
                                          PUBLIC(1)       COMMISSIONS(2)     COMPANY(1)(3)
------------------------------------------------------------------------------------------
Per Note..........................             %                 %                  %
Total(4)..........................          $                 $                  $
------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $350,000.
(4) The Company has granted the Underwriters an option exercisable within 30 days after the date of this Prospectus Supplement to purchase up to an additional $60,000,000 aggregate principal amount of Notes on the same terms as set forth above, at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $           ,
    $           and $            , respectively. See "Underwriting."

  The Notes are offered by the several Underwriters, when, as and if delivered to and accepted by them, subject to certain conditions, including their rights to withdraw, cancel or reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about
           , 1998, in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

DONALDSON, LUFKIN & JENRETTE                                SALOMON SMITH BARNEY
   SECURITIES CORPORATION

  AMD, THE AMD LOGO, AND COMBINATIONS THEREOF, VANTIS, NEXGEN, K86, AMD-K5, AMD-K6, AMD-K7, NX586 AND NX686 ARE EITHER TRADEMARKS OR REGISTERED TRADEMARKS OF ADVANCED MICRO DEVICES, INC. MICROSOFT, WINDOWS, WINDOWS 95 AND WINDOWS NT ARE REGISTERED TRADEMARKS OF MICROSOFT CORPORATION. PENTIUM IS A REGISTERED TRADEMARK OF INTEL CORPORATION. THIS PROSPECTUS SUPPLEMENT ALSO CONTAINS TRADEMARKS AND TRADENAMES OF OTHER COMPANIES.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE NOTES OR THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following Prospectus Supplement Summary should be read in conjunction with the other information and consolidated financial statements of the Company, the notes thereto and the other financial data contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus Supplement and the accompanying Prospectus in their entirety. This Prospectus Supplement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements in this Prospectus Supplement including statements incorporated by reference herein that are forward-looking are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially. The forward-looking statements relate to operating results; anticipated cash flows; realization of net deferred tax assets; capital expenditures; adequacy of resources to fund operations and capital investments; the Company's ability to access external sources of capital; the Company's ability to transition to new process technologies; anticipated market growth; Year 2000 expenses; the effect of foreign currency hedging transactions; the effect of adverse economic conditions in Asia; and the manufacturing facility in Dresden, Germany and Fujitsu AMD Semiconductor Limited manufacturing facilities. For a discussion of the factors that could cause actual results to differ materially, see "Risk Factors" and such other risks and uncertainties as are detailed in the Company's Securities and Exchange Commission reports and filings. Except as otherwise specified, all information in this Prospectus Supplement assumes that the Underwriters do not exercise the over-allotment option described under the caption "Underwriting." All references to the "Company" or "AMD" shall mean Advanced Micro Devices, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

                                  THE COMPANY

  AMD is a global supplier of integrated circuits ("ICs") for the personal and networked computer and communications markets, with manufacturing facilities in the United States and Asia and sales offices throughout the world. The Company's products include a wide variety of industry-standard ICs which are used in many diverse product applications such as personal computers ("PCs"), workstations, telecommunications equipment, data and network communications equipment and consumer electronics. AMD customers include leading electronics manufacturers such as 3Com, Acer, AT&T, Compaq, Fujitsu, Hewlett-Packard, IBM, Motorola, NEC and Siemens, each of which was among AMD's top ten customers in 1997.

  The IC market has grown dramatically over the past ten years, driven primarily by the demand for electronic business and consumer products. Today, ICs are used in virtually all products involving electronics, including PCs and related peripherals, voice and data communications and networking products, facsimile and photocopy machines, home entertainment equipment, industrial control equipment and automobiles.

  The market for ICs can be divided into separate markets for digital and analog devices. AMD participates primarily in the market for digital ICs. The three principal types of digital ICs used in most electronic systems are: (i) microprocessors, (ii) memory circuits and (iii) logic circuits. Microprocessors are used for control and computing tasks, memory circuits are used to store data and programming instructions, and logic circuits are employed to manage the interchange and manipulation of digital signals within a system. AMD designs, manufactures and sells each of the three principal types of digital ICs through, collectively, its Computation Products Group ("CPG"), its Communications Group, its Memory Group and its programmable logic device subsidiary, Vantis Corporation ("Vantis").

  CPG products ($682 million, or 29 percent, of the Company's 1997 net sales) include microprocessors and core logic products, with the majority of CPG's net sales being derived from Microsoft Windows compatible microprocessors which are used primarily in PCs. In the second quarter of 1997, AMD introduced the AMD-K6(R) microprocessor, a sixth-generation microprocessor product and a member of the K86(TM) microprocessor family, and has shipped over three million units to date. Eight of 1996's top 20 PC vendors worldwide, including Compaq and IBM, currently offer AMD-K6 based systems. The Company plans to introduce new versions of the AMD-K6 with features such as enhanced 3D graphics capabilities and is also devoting substantial resources to the development of its seventh-generation Microsoft Windows compatible microprocessor.

  Communications Group products ($707 million, or 30 percent, of the Company's 1997 net sales) include telecommunication, networking and embedded processor products. The Company's telecommunications products are used in equipment such as central office switches, digital loop carriers, wireless local loop systems, private branch exchange ("PBX") equipment and voice/data terminals. The Company's networking products primarily support data communications and internetworking and are used in hubs, switches, routers and network interface cards used to connect workstations and PCs to local area networks.

  Memory Group products ($724 million, or 31 percent, of the Company's 1997 net sales) consist primarily of Flash memory devices. The Company's Flash memory devices are used in cellular telephones, networking equipment and other applications which require memory to be non-volatile and to be rewritten. Communications companies use Flash memory devices in cellular telephones and related equipment to enable users to add and modify frequently called numbers and to allow manufacturers to preprogram firmware and other information. In networking applications, Flash memory devices are used in hubs, switches and routers to enable systems to store firmware and reprogram Internet addresses and other routing information. Almost all of the Company's Flash memory devices are produced in Aizu-Wakamatsu, Japan through the Company's joint venture with Fujitsu Limited, Fujitsu AMD Semiconductor Limited ("FASL"). AMD believes FASL is one of the leading manufacturers of Flash memory products.

  Vantis, a wholly-owned subsidiary of the Company ($243 million, or 10 percent, of the Company's 1997 net sales), has developed a broad product line of low-density and high-density programmable logic device ("PLD") products, including simple programmable logic devices and complex programmable logic devices. Vantis recently introduced its new line of field programmable gate arrays. PLDs are used in complex electronic systems, including telecommunications and networking systems, high-performance computers and peripherals, video graphics and imaging systems, and instrumentation and test systems. PLDs are also used in a variety of consumer electronic devices, and in medical instrumentation and industrial control applications.

  AMD's executive offices and corporate headquarters are located at One AMD Place, Sunnyvale, California 94086, and its telephone number is (408) 732-2400.

                                  THE OFFERING

  A complete description of the terms of the Notes is set forth under "Description of Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered..........  $400,000,000 principal amount of   % Convertible
                              Subordinated Notes due 2005 (the "Notes").

Maturity....................    , 2005, unless earlier redeemed, repurchased or
                              converted.

Interest Payment Dates......    and          , commencing          , 1998.

Conversion Rights...........  The Notes are convertible at the option of the holder at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, into shares of Common Stock at a
                              conversion price of $      per share, subject to
                              adjustment in certain circumstances as described herein. Accordingly, each $1,000 principal amount
                              of Notes is convertible initially into     shares
                              of Common Stock, subject to adjustment, for an
                              aggregate of      shares. See "Capitalization"
                              and "Description of Notes-- Conversion Rights."

Optional Redemption.........  The Notes are redeemable, in whole or in part, at the option of the Company, at any time on and
                              after        , 2001, at the redemption prices set
                              forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided that the Notes will not be redeemable prior to
                                       , 2002, unless the last reported sale
                              price of the Common Stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice. See "Description of Notes-- Redemption at the Company's Option."

Change of Control...........  Upon a Change of Control (as defined), the
                              Company will be required to offer to repurchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase. See "Description of Notes--Repurchase of Notes at the Option of the Holder upon a Change of Control."

Subordination...............  The Notes will be general, unsecured obligations of the Company and will be subordinated to all Senior Indebtedness (as defined) of the Company and structurally subordinated to all Indebtedness (as defined) and other liabilities (including trade payables) of the Company's subsidiaries. As of March 29, 1998, Senior Indebtedness totaled approximately $1,430 million. As of the same date, the Company's subsidiaries had approximately $716 million of outstanding Indebtedness and other liabilities. The Indenture (as defined) contains no limitations on the incurrence of Senior Indebtedness or other Indebtedness by the Company or its subsidiaries. See "Description of Notes--Subordination."

Use of Proceeds.............  The Company intends to use the net proceeds of this offering for capital expenditures, working capital and other general corporate purposes. See "Use of Proceeds."

Market for the Notes........  The Notes will not be listed on any securities exchange or quoted on The Nasdaq Stock Market. The Underwriters have advised the Company that they currently intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters without notice.

Common Stock Traded.........  The Common Stock is listed on the New York Stock
                              Exchange under the symbol "AMD."

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are incorporated by reference in this Prospectus Supplement:

    (1) the Company's Annual Report on Form 10-K for the year ended December 28, 1997, filed with the Commission on March 3, 1998;

    (2) the Company's Annual Report on Form 10-K/A for the year ended December 28, 1997, filed with the Commission on April 17, 1998;

    (3) the Company's Current Report on Form 8-K filed with the Commission on January 13, 1998;

    (4) the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, filed with the Commission on April 23, 1998; and

    (5) all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus Supplement is delivered, upon request, copies of any documents incorporated into this Prospectus Supplement by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94086 (telephone (408) 732-2400). The information relating to the Company contained in this Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                 RISK FACTORS

  Purchasers of the Notes offered hereby should consider the risk factors below as well as the other information set forth in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference herein or therein. The Company's business, results of operations and financial condition are subject to a number of risk factors, including the following:

THE NOTES

  Leverage. As of March 29, 1998, and for the twelve months ended March 29, 1998, on a pro forma basis after giving effect to the issuance of the Notes, the Company would have had total consolidated indebtedness, including capital lease obligations, of approximately $1,167 million and a ratio of consolidated indebtedness to stockholders' equity of approximately 0.59 to 1.0. See "Capitalization."

  In 1996, the Company entered into a syndicated bank loan agreement (the "Credit Agreement"), which provided for a $150 million three-year secured revolving line of credit (which is currently unused) and a $250 million four-year secured term loan. All of the secured term loan is outstanding at March 29, 1998. The secured term loan is repayable in eight equal quarterly installments of approximately $31 million commencing in October 1998.

  In March 1997, the Company's indirect wholly owned subsidiary, AMD Saxony Manufacturing GmbH ("AMD Saxony"), entered into a Loan Agreement (the "Dresden Loan Agreement") with a consortium of banks led by Dresdner Bank AG. Under the terms of the February 1998 amendments to the Dresden Loan Agreement, the Company is required to make subordinated loans to, or equity investments in, AMD Saxony, totaling $100 million in 1998 and $170 million in 1999. AMD is required to fund $70 million of the 1999 amount on an accelerated basis as follows: (i) if the Company undertakes a sale or other placement of its stock in the capital markets in 1998, the $70 million will be funded upon receipt of the offering proceeds; (ii) if the Company generates $140 million of net income (as defined in the Indenture (the "Senior Indenture") for the Company's Senior Secured Notes (the "Senior Secured Notes")) in 1998, the $70 million will be funded prior to January 31, 1999; (iii) if the Company does not fund through (i) or (ii) above, the Company will fund the maximum amount allowed under the Senior Indenture by January 31, 1999 and will fund the remaining amount through the sale of at least $200 million of the Company's stock by June 30, 1999.

  The Company's ability to make interest payments on the Notes and to repay the Notes at maturity will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are not within the Company's control.

  Subordination and Absence of Financial Covenants. The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of any insolvency, bankruptcy, reorganization, dissolution or winding up of the business of the Company or similar proceeding or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to satisfy obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company, and the incurrence of additional indebtedness and other liabilities by the Company could adversely affect the Company's ability to satisfy its obligations on the Notes. As of March 29, 1998, the Company had approximately $1,430 million of outstanding indebtedness that would have constituted Senior Indebtedness. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness. See "Description of Notes--Subordination."

  Certain operations of the Company are conducted through subsidiaries. The cash flow and consequent ability of the Company to service debt, including the Notes, may become dependent in part upon the earnings from the business conducted by the Company through subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Company. The ability of its subsidiaries to pay distributions or make loans or advances to the Company is subject to statutory and contractual restrictions, is dependent upon the earnings of those subsidiaries, and is subject to various business considerations. Except to the extent the Company may itself be a creditor with recognized claims against its subsidiaries, the claims of creditors of the subsidiaries will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though subsidiary obligations do not constitute Senior Indebtedness of the Company. As of March 29, 1998, the indebtedness and other liabilities (including trade payables) of the Company's subsidiaries was $716 million. See "Description of Notes-- Subordination."

  The Indenture does not contain any financial performance covenants. Consequently, the Company is not required under the Indenture to meet any financial tests such as those that measure the Company's working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the Indenture.

  Limitations on Repurchase Upon a Change of Control. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness, as a result of which any repurchase of the Notes could be blocked by the subordination provisions of the Notes. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. If the Company does not obtain any necessary consents to any repurchase of the Notes upon a Change of Control, the Company would remain prohibited from repurchasing the Notes. Any failure by the Company to repurchase the Notes when required following a Change of Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Moreover, the occurrence of a Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "Description of Notes--Repurchase of Notes at the Option of the Holder upon a Change of Control" and "--Subordination."

  Absence of Existing Market of the Notes. The Notes will be a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on The Nasdaq Stock Market. The Underwriters have advised the Company that they currently intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters without notice. There can be no assurance that an active market for the Notes will develop and continue upon completion of the offering or that the market price of the Notes will not decline. Various factors such as changes in prevailing interest rates or changes in perceptions of the Company's creditworthiness could cause the market price of the Notes to fluctuate significantly. The trading price of the Notes will also be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a variety of factors, including those described below.

FINANCING REQUIREMENTS

  The Company plans to continue to make significant capital investments, at a significantly higher rate than in previous years. These investments include those relating to the conversion of Fab 25 to 0.25 micron process technology and the construction and facilitization of Dresden Fab 30.

  Equipment installation is in progress at FASL II, a second Flash memory device wafer fabrication facility, and the facility is expected to cost approximately $1.1 billion when fully equipped, which is anticipated in the second quarter of 2000. Capital expenditures for FASL II construction to date have been funded by cash generated from FASL operations and borrowings by FASL. To the extent that FASL is unable to secure the necessary funds for FASL II, the Company may be required to contribute cash or guarantee third-party loans in proportion to its 49.992 percent interest in FASL.

  In 1996, the Company entered into the Credit Agreement, which provides for a $150 million three-year secured revolving line of credit (which is currently unused) and a $250 million four-year secured term loan. All of the secured term loan was outstanding at March 29, 1998. The secured term loan is repayable in eight equal quarterly installments of approximately $31 million commencing in October 1998.

  In February 1998, certain of the covenants under the Credit Agreement were amended. The Company will be required to raise funds through external financing in the second quarter of 1998 in order to meet certain of these amended covenants and to continue to make the substantial capital investments required to convert Fab 25 to 0.25 micron process technology, as well as for other ongoing capital investments. Successful completion of this offering would satisfy each of these objectives.

  In March 1997, the Company's indirect wholly owned subsidiary, AMD Saxony, entered into the Dresden Loan Agreement with a consortium of banks led by Dresdner Bank AG. Under the terms of the February 1998 amendments to the Dresden Loan Agreement, the Company is required to make subordinated loans to, or equity investments in, AMD Saxony, totaling $100 million in 1998 and $170 million in 1999. AMD is required to fund $70 million of the 1999 amount on an accelerated basis as follows: (i) if the Company undertakes a sale or other placement of its stock in the capital markets in 1998, the $70 million will be funded upon receipt of the offering proceeds; (ii) if the Company generates $140 million of net income (as defined in the Senior Indenture) in 1998, the $70 million will be funded prior to January 31, 1999; (iii) if the Company does not fund through (i) or (ii) above, the Company will fund the maximum amount allowed under the Senior Indenture by January 31, 1999 and will fund the remaining amount through the sale of at least $200 million of the Company's stock by June 30, 1999.

  In the event the Company is unable to obtain the external financing (such as the financing contemplated hereby) necessary to meet its covenants under the Credit Agreement, it will also be unable to fund its capital investments planned for 1998. In addition, in the event the Company is unable to meet its obligation to make loans to, or equity investments in, AMD Saxony as required under the Dresden Loan Agreement, AMD Saxony will be unable to complete Dresden Fab 30 and the Company will be in default under the Dresden Loan Agreement, the Credit Agreement and the Senior Indenture, which would permit acceleration of indebtedness, which would have a material adverse effect on the Company. There can be no assurance that the Company will be able to obtain the funds necessary to fulfill these obligations and any such failure would have a material adverse effect on the Company.

MICROPROCESSOR PRODUCTS

  Investment in and Dependence on K86(TM) AMD Microprocessor Products; Transition to 0.25 Micron Process Technology. The Company's microprocessor business has in the past, and will in 1998, continue to significantly impact the Company's revenues, margins and operating results. The Company plans to continue to make significant capital expenditures to support the microprocessor business in 1998, which will be a substantial drain on the Company's cash flow and cash balances.

  The Company's ability to increase microprocessor product revenues, and benefit fully from the substantial financial investments and commitments it has made and continues to make related to microprocessors, depends upon the success of the AMD-K6 microprocessor in 1998 and future generations of K86 microprocessors in 1999 and beyond. The microprocessor market is characterized by very short product life cycles and migration to ever higher performance microprocessors. To compete successfully against Intel Corporation ("Intel") in this market, the Company must transition to new process technologies at a faster pace than before and offer higher performance microprocessors in significantly greater volumes. The Company has recently experienced significant difficulty in achieving its microprocessor yield and volume plans on 0.35 micron process technology, which in turn has adversely affected the Company's results of operations and liquidity. Independent of these yield problems, the Company has determined that it must convert from 0.35 micron to 0.25 micron process technology in Fab 25 as soon as possible in order to meet customer microprocessor needs for performance and volume, and to compete successfully against Intel. The Company's process technology transition schedule is aggressive and entails a high degree of risk. The Company's 0.25 micron process technology has not been qualified in Fab 25. There can be no assurance that the Company will execute a successful transition to 0.25 micron process technology in Fab 25, or that the Company will achieve the production ramp necessary to meet customer needs for higher performance AMD-K6 microprocessors in the volumes customers require, or that the Company will increase revenues sufficient to achieve profitability in the microprocessor business. The failure to convert Fab 25 to 0.25 micron process technology on a timely basis could adversely affect unit production yields and volumes, result in the failure to meet customer demands, cause customers to cease purchasing AMD-K6 microprocessors, and could impact the viability of the Company's microprocessor business, any of which would have a material adverse effect on the Company.

  The Company's production and sales plans for the AMD-K6 microprocessors are subject to other risks and uncertainties, including: whether the Company can successfully fabricate higher performance AMD-K6 microprocessors in planned volume mixes; whether it can maintain and continue to improve production yields on wafers still being processed on 0.35 micron process technology; the effects of Intel new product introductions, marketing strategies and pricing; the continued development of worldwide market acceptance for the AMD-K6 microprocessor and systems based on it; whether the Company will have the financial and other resources necessary to continue to invest in the microprocessor business, including leading-edge wafer fabrication equipment and advanced process technologies; the possibility that products newly introduced by the Company may be found to be defective; possible adverse market conditions in the PC market and consequent diminished demand for the Company's microprocessors; and unexpected interruptions in the Company's manufacturing operations.

  The Company's ability to sell the volume of AMD-K6 microprocessors it currently plans to make in 1998 depends on increasing sales to existing customers and developing new customers. The loss of any current top tier original equipment manufacturer ("OEM") customer, or the Company's failure to attract additional customers through direct sales and through the Company's distributors, would affect the Company's ability to sell the volume of units planned, which could have a material adverse effect on the Company.

  In view of Intel's industry dominance and brand strength, AMD prices the AMD-K6 microprocessor at least 25 percent below the published price of Intel processors offering comparable performance. Thus, Intel's decisions on microprocessor prices can impact and have impacted the average selling prices of the AMD-K6 microprocessors, and consequently can impact and have impacted the Company's margins. A failure to significantly improve production yields and volumes, to achieve the production ramp and product performance improvements necessary to meet customer needs, to continue to achieve market acceptance of the Company's AMD-K6 microprocessors and increase market share, or to increase AMD-K6 revenues substantially would have a material adverse effect on the Company.

  AMD is also devoting substantial resources to the development of its seventh-generation Microsoft Windows compatible microprocessor. The success of the AMD-K7(TM) and future generation microprocessors depends greatly on the Company achieving success and increasing market share with the AMD-K6 microprocessor. See also discussions below regarding Intel Dominance and Process Technology.

  Intel Dominance. Intel has long held a dominant position in the market for microprocessors used in personal computers. Intel's dominant market position enables it to set and control x86 microprocessor standards and thus dictate the type of product the market requires of Intel's competitors. In addition, Intel's financial strength and dominant position enable it to vary prices on its microprocessors at will and thereby affect the margins and profitability of its competitors. Intel's strength also enables it to exert substantial influence and control over PC manufacturers through the Intel Inside advertising rebate program and to invest hundreds of millions of dollars in, and as a result exert influence over, many other technology companies. The Company expects Intel to continue to invest heavily in research and development, new manufacturing facilities, other technology companies and to maintain its dominant position through the Intel Inside program, through other contractual constraints on customers, industry suppliers and other third parties, and by controlling industry standards. As an extension of its dominant microprocessor market share, Intel also now dominates the PC platform, which has made it difficult for PC manufacturers to innovate and differentiate their product offerings. The Company does not have the financial resources to compete with Intel on such a large scale. As long as Intel remains in this dominant position, its product introduction schedule, product pricing strategy, customer brand loyalty and control over industry standards, PC manufacturers and other PC industry participants, may have a material adverse effect on the Company.

  As Intel has expanded its dominance over the entirety of the PC system platform, many PC manufacturers have reduced their system development expenditures and have begun to purchase microprocessors in conjunction with chipsets or in assembled motherboards. The trend has been for PC OEMs to be increasingly dependent on Intel, less innovative on their own, and more of a distribution channel for Intel technology. In marketing its microprocessors to these OEMs and dealers, AMD depends upon companies other than Intel for the design and manufacture of core-logic chipsets, motherboards, basic input/output system ("BIOS") software and other components. In recent years, these third-party designers and manufacturers have lost significant market share to Intel. In addition, these companies are able to produce chipsets, motherboards, BIOS software and other components to support each new generation of Intel's microprocessors only if Intel makes information about its products available to them in time to address market opportunities. Delay in the availability of such information makes and will continue to make it increasingly difficult for them to retain or regain market share. To compete with Intel in this market in the future, the Company intends to continue to form closer relationships with third-party designers and manufacturers of core-logic chipsets, motherboards, BIOS software and other components. The Company similarly intends to expand its chipset and system design capabilities, and to offer OEMs licensed system designs incorporating the Company's microprocessors and companion products. There can be no assurance, however, that such efforts by the Company will be successful. The Company expects that, as Intel introduces future generations of microprocessors, chipsets and motherboards, the design of chipsets, memory and other semiconductor devices, and higher level board products which support Intel microprocessors, will become increasingly dependent on the Intel microprocessor design and may become incompatible with non-Intel microprocessor-based PC systems.

  Intel's Pentium(R) II is sold only in the form of a "Slot 1" daughtercard that is not physically or interface protocol compatible with "Socket 7" motherboards currently used with Intel Pentium and AMD-K6 microprocessors. Thus, Intel is decreasing its support of the Socket 7 infrastructure as it transitions away from its Pentium microprocessors. Because the AMD-K6 microprocessor is designed to be Socket 7 compatible, and will not work with motherboards designed for Slot 1 Pentium II microprocessors, the Company intends to continue to work with third-party designers and manufacturers of motherboards, chipsets and other products to assure the continued availability of Socket 7 infrastructure support for the AMD-K6 microprocessor, including support for enhancements and features the Company plans to add to the microprocessor. There can be no assurance that Socket 7 infrastructure support for the AMD-K6 microprocessor will endure over time as Intel moves the market to its Slot 1 designs. AMD has no plans to develop microprocessors that are bus interface protocol compatible with the Pentium II microprocessors, because the Company's patent cross-license agreement with Intel does not extend to AMD microprocessors that are bus interface protocol compatible with Intel's Pentium Pro, Pentium II and subsequent generation microprocessors. Similarly, the Company's ability to compete with Intel in the market for seventh-generation and future generation microprocessors will depend not only upon its success in designing and developing the microprocessors, but also in ensuring either that the microprocessors can be used in PC platforms designed to support Intel microprocessors as well as AMD microprocessors or that alternative platforms are available which are competitive with those used with Intel microprocessors. A failure for any reason of the designers and producers of motherboards, chipsets and other system components to support the Company's x86 microprocessor offerings could have a material adverse effect on the Company.

  Dependence on Microsoft and Compatibility Certifications. The Company's ability to innovate beyond the x86 instruction set controlled by Intel depends on support from Microsoft(R) Corporation ("Microsoft") in its operating systems. There can be no assurance that Microsoft will provide support in its operating systems for x86 instructions innovated by the Company and designed into its microprocessors but not used by Intel in its microprocessors. This uncertainty may cause independent software providers to forego designing their software applications to take advantage of AMD innovations, which would adversely affect the Company's ability to market its microprocessors. In addition, AMD has obtained Windows, Windows 95(R) and Windows NT(R) certifications from Microsoft and other appropriate certifications from recognized testing organizations for its K86 microprocessors. A failure to maintain certifications from Microsoft would prevent the Company from describing and labeling its K86 microprocessors as Microsoft Windows compatible. This could substantially impair the Company's ability to market the products and could have a material adverse effect on the Company.

  Future Dependence on Planned AMD-K7 Microprocessor. The Company's ability to increase microprocessor product revenues in 1999 and beyond, and to benefit fully from the substantial financial investments and commitments it has made and continues to make related to microprocessors, including the substantial investment the Company is making in Fab 30 in Dresden, Germany, depends upon its success in developing and marketing in a timely manner in 1999 its seventh-generation microprocessor, the AMD-K7. The Company currently plans to begin volume production of the AMD-K7 in the first half of 1999. No assurance can be made that such production will begin on the current planned schedule. The Company's production and sales plans for the AMD-K7 are subject to numerous risks and uncertainties, including: the successful development and installation of 0.18 micron process technology and copper interconnect technology; the pace at which the Company is able to ramp production in Dresden Fab 30 on 0.18 micron process technology; the use and market acceptance of a non-Intel microprocessor bus (adapted by the Company from Digital Equipment Corporation's EV6 pin bus) in the design of the AMD-K7, and the availability of chipset vendors who will develop, manufacture and sell chipsets with the EV6 interface in volumes required by the Company; the availability to the Company's customers of cost and performance competitive Static Random Access Memories ("SRAMs") (including TAG chips) if Intel corners the market for SRAM production capacity through its relationship with SRAM manufacturers; the Company's ability to design and manufacture modules internally or through subcontractors and the acceptance of motherboards used in the AMD-K7 as Intel moves the market to its Slot 1 design. A failure of the AMD-K7 microprocessor to be timely introduced or achieve market acceptance, would have a material adverse effect on the Company.

  Fluctuations in PC Market. Since most of the Company's microprocessor products are used in PCs and related peripherals, the Company's future growth is closely tied to the performance of the PC industry. The Company could be materially and adversely affected by industry-wide fluctuations in the PC marketplace in the future. For example, economic conditions in Asia could lead to reduced worldwide demand for PCs and the Company's microprocessors.

  Possible Rights of Others. Prior to its acquisition by AMD, NexGen, Inc. ("NexGen") granted limited manufacturing rights regarding certain of its current and future microprocessors, including the Nx586(TM) and Nx686(TM), to other companies. The Company does not intend to produce any NexGen products. The Company believes that its AMD-K6 microprocessors are AMD products and not NexGen products because, among other things, the technology acquired in the NexGen merger was significantly modified using the Company's design, verification and manufacturing technologies. No NexGen licensee or other party has asserted any rights with respect to the AMD-K6 microprocessor; however, there can be no assurance that another company will not seek to establish rights with respect to the microprocessors. If another company were deemed to have rights to produce the Company's AMD-K6 microprocessors for its own use or for sale to third parties, such production could reduce the potential market for microprocessor products produced by AMD, the profit margin achievable with respect to such products, or both.

FLASH MEMORY PRODUCTS

  Importance of Flash Memory Device Business; Increasing Competition. The market for Flash memory devices continues to experience increased competition as additional manufacturers introduce competitive products and industry-wide production capacity increases. The Company expects that the marketplace for Flash memory devices will continue to be increasingly competitive. A substantial portion of the Company's revenues is derived from sales of Flash memory devices, and the Company expects that this will continue to be the case for the foreseeable future. During 1996, 1997 and the first quarter of 1998, the Company experienced declines in the selling prices of Flash memory devices. There can be no assurance that the Company will be able to maintain its market share in Flash memory devices or that price declines may not accelerate as the market develops and as more competitors emerge. A decline in the Company's Flash memory device business or declines in the gross margin percentage in this business could have a material adverse effect on the Company.

DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS

  The Company's business is subject to general economic conditions, both in the United States and abroad. A significant decline in economic conditions in any significant geographic area could have a material adverse effect on the Company. For example, there is currently an economic crisis in Asia, which has led to weak demand for the Company's products in certain Asian economies-- notably Korea and Japan. The Company anticipates that the Asian economic crisis may continue to affect adversely the Company's results of operations, and the further decline of the economic condition in Asia could in the future affect demand for microprocessors and other integrated circuits ("ICs"), which could have a material adverse effect on the Company's sales and operating results.

MANUFACTURING

  Capacity. The Company's manufacturing facilities have been underutilized from time to time as a result of reduced demand for certain of the Company's products. The Company's operations related to microprocessors have been particularly affected by this situation. Any future underutilization of the Company's manufacturing facilities could have a material adverse effect on the Company. The Company is increasing its manufacturing capacity by making significant capital investments in Fab 25 and in Dresden Fab 30. In addition, the building construction of FASL II, a second Flash memory device manufacturing facility, is complete and equipment installation is in progress. The Company is also building a new test and assembly facility in Suzhou, China. There can be no assurance that the industry projections for future growth upon which the Company is basing its strategy of increasing its manufacturing capacity will prove to be accurate. If demand for the Company's products does not increase, underutilization of the Company's manufacturing facilities will likely occur and could have a material adverse effect on the Company.

  In contrast to the above, there also have been situations in the past in which the Company's manufacturing facilities were inadequate to enable the Company to meet demand for certain of its products. Any inability of AMD to generate sufficient manufacturing capacities to meet demand, either in its own facilities or through foundry or similar arrangements with others, could have a material adverse effect on the Company.

  Process Technology. In order to remain competitive, the Company must make continuing substantial investments in improving its process technologies. In particular, the Company has made and continues to make significant research and development investments in the technologies and equipment used to fabricate its microprocessor products and its Flash memory devices. Portions of these investments might not be recoverable if the Company fails to successfully ramp production in Fab 25 to 0.25 micron process technology, if the Company's microprocessors fail to continue to gain market acceptance or if the market for its Flash memory products should significantly deteriorate. This could have a material adverse effect on the Company. In addition, any inability of the Company to remain competitive with respect to process technology could have a material adverse effect on the Company. For example, the Company's ability to generate sufficient revenue to achieve profitability in the microprocessor business in the near future and the Company's success in competing with Intel, and producing higher performance AMD-K6 microprocessors in volumes sufficient to increase market share depends on the timely development and qualification of 0.25 micron process technology in Fab 25. There can be no assurance that the Company will be able to commit Fab 25 production to a qualified 0.25 micron process technology in order to fabricate product in sufficient volume to generate revenue necessary to offset investments in Fab 25 and meet the anticipated needs and demands of its customers. Likewise, the Company is making a substantial investment in Dresden Fab 30. The business plan for Dresden Fab 30 calls for the successful development and installation of 0.18 micron process technology and copper interconnect technology in order to manufacture the AMD-K7 microprocessor beginning in 1999. There can be no assurance that the Company will be able to develop or obtain the leading edge process technologies that will be required in Dresden Fab 30 to fabricate the AMD-K7 microprocessor successfully.

  Manufacturing Interruptions and Yields. Any substantial interruption with respect to any of the Company's manufacturing operations, either as a result of a labor dispute, equipment failure or other cause, could have a material adverse effect on the Company. For example, the Company's recent results have been negatively affected by disappointing AMD-K6 microprocessor yields. The Company may in the future be materially adversely affected by fluctuations in manufacturing yields. The manufacture of ICs is a complex process. Normal manufacturing risks include errors and interruptions in the fabrication process and defects in raw materials, as well as other risks, all of which can affect yields. Additional manufacturing risks incurred in ramping up new fabrication areas and/or new manufacturing processes include errors and interruptions in the fabrication process, equipment performance, process controls as well as other risks, all of which can affect yields.

  Product Incompatibility. There can be no assurance that the Company's products will be compatible with all industry-standard software and hardware. Any inability of the Company's customers to achieve such compatibility or compatibility with other software or hardware after the Company's products are shipped in volume could have a material adverse effect on the Company. There can be no assurance that AMD will be successful in correcting any such compatibility problems that are discovered or that such corrections will be acceptable to customers or made in a timely manner. In addition, the mere announcement of an incompatibility problem relating to the Company's products could have a material adverse effect on the Company.

  Product Defects. One or more of the Company's products may possibly be found to be defective after AMD has already shipped such products in volume, requiring a product replacement, recall, or a software fix which would cure such defect but impede performance. Product returns could impose substantial costs on AMD and have a material adverse effect on the Company.

  Essential Manufacturing Materials. Certain raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. For example, several types of the IC packages purchased by AMD, as well as by the majority of other companies in the semiconductor industry, are principally supplied by a few foreign companies. Shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. If AMD were unable to procure certain of such materials, it would be required to reduce its manufacturing operations which could have a material adverse effect on the Company.

  International Manufacturing and Foundries. Nearly all product assembly and final testing of the Company's products are performed at the Company's manufacturing facilities in Penang, Malaysia; Bangkok, Thailand; and Singapore; or by subcontractors in Asia. AMD has a 50-year land lease in Suzhou, China, to be used for the construction and operation of an additional assembly and test facility. The Company also depends on foreign foundry suppliers and joint ventures for the manufacture of a portion of its finished silicon wafers. Foreign manufacturing and construction of foreign facilities entail political and economic risks, including political instability, expropriation, currency controls and fluctuations, changes in freight and interest rates, and loss or modification of exemptions for taxes and tariffs. For example, if AMD were unable to assemble and test its products abroad, or if air transportation between the United States and the Company's overseas facilities were disrupted, there could be a material adverse effect on the Company.

OTHER RISK FACTORS

  Debt Restrictions. The Credit Agreement and the Senior Indenture contain significant covenants that limit the Company's and its subsidiaries' ability to engage in various transactions and require satisfaction of specified financial performance criteria. In addition, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute events of default permitting acceleration of indebtedness. The limitations imposed by the Credit Agreement and the Senior Indenture are substantial, and failure to comply with such limitations could have a material adverse effect on the Company.

  In addition, the agreements entered into by AMD Saxony in connection with the Dresden Fab 30 loan substantially prohibit the transfer of assets from AMD Saxony to the Company, which will prevent the Company from using current or future assets of AMD Saxony other than to satisfy obligations of AMD Saxony.

  Programmable Logic Software Risks. Historically, the Company's programmable logic subsidiary, Vantis Corporation ("Vantis"), has depended on third parties to develop and maintain software "fitters" that allow electrical circuit designs to be implemented using Vantis' complex programmable logic devices. Currently, Vantis has contracted with MINC, Inc. ("MINC"), a vendor of complex programmable logic device software development tools, to develop and maintain software fitters for Vantis' products. If MINC were to stop developing and maintaining software fitters for Vantis' products, or if the software developed by MINC was subject to delays, errors or "bugs," and Vantis was not able to internally develop and maintain such software fitters, then Vantis would need to find another vendor for such services. No assurance can be given that Vantis would be able to locate additional software development tool vendors with the available capacity and technology necessary for the development and maintenance of software fitter tools, or, if an additional vendor or vendors were identified, that Vantis would be able to enter into contracts with such vendors on terms acceptable to Vantis. Any interruption in the MINC services, or Vantis' inability to find an acceptable alternative vendor for software services in a timely manner, could have a material adverse effect on Vantis.

  Vantis recently initiated efforts to manage and control the development and maintenance of software fitters for Vantis' products internally. Undertaking significant software development projects is a new effort for Vantis and is subject to many risks, including risks of delays, errors and "bugs," and customer resistance to change. If Vantis' internally-developed software is not available as scheduled or fails to gain market acceptance, Vantis would need to contract on acceptable terms with vendors having the available capacity and technology to develop and maintain such software. No assurance can be given that Vantis' efforts to internally develop and maintain the software needed to sell and support its products will be successful. Any inability of Vantis to successfully develop and maintain software internally in a cost-effective manner could have a material adverse effect on Vantis.

  Vantis' Dependence on Effective Deployment and Management of Newly-Created FAE Staff. Vantis' major competitors each have a well established network of field application engineers ("FAEs"). In comparison, Vantis has only recently created its own network of FAEs in order to support its products more effectively and to enhance customer satisfaction with those products. FAEs service larger customer accounts by consulting with customers on specific product issues and providing feedback to Vantis as to customer needs. The future success of Vantis may be affected by its ability to deploy and manage such FAEs and to continue to attract and retain qualified technical personnel to fill these positions. Currently, availability of such qualified technical personnel is limited, and competition among companies for experienced FAEs is intense. During strong business cycles, Vantis expects to experience difficulty in filling its needs for FAEs. No assurance can be given that Vantis will be able to effectively deploy or manage its new network of FAEs, and the failure to do so could delay or limit customer acceptance of Vantis products and otherwise have a material adverse effect on Vantis.

  Recent Introduction of Vantis' FPGA Products. In January 1998, Vantis introduced its first field programmable gate array ("FPGA") products, which it intends to sell under the VF1 name beginning in the second half of 1998. The market for FPGAs is highly competitive. The design, marketing and sale of FPGA products is subject to many risks, including risks of delays, errors, and customer resistance to change. Vantis does not anticipate significant sales of the VF1 family of products until 1999 at the earliest, and no assurance can be given that its VF1 FPGA products will be available as scheduled or will gain market acceptance. Inadequate forecasts of customer demand, delays in responding to technological advances or to limitations of the VF1 FPGA products, and delays in commencing volume shipments of the VF1 FPGA products each could have a material adverse effect on Vantis. Failure to compete successfully in this highly competitive FPGA market would restrict Vantis' ability to offer high performance products across all major segments of the programmable logic device ("PLD") market and could have a material adverse effect on Vantis.

  Technological Change and Industry Standards. The market for the Company's products is generally characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Currently accepted industry standards may change. The Company's success depends substantially upon its ability, on a cost-effective and timely basis, to continue to enhance its existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to its products, in market demand for products based on a particular technology or of accepted industry standards could have a material adverse effect on the Company. There can be no assurance that AMD will be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others, or that any such new products will achieve market acceptance.

  Competition. The IC industry is intensely competitive and, historically, has experienced rapid technological advances in product and system technologies. After a product is introduced, prices normally decrease over time as production efficiency and competition increase, and as a successive generation of products is developed and introduced for sale. Technological advances in the industry result in frequent product introductions, regular price reductions, short product life cycles and increased product capabilities that may result in significant performance improvements. Competition in the sale of ICs is based on performance, product quality and reliability, price, adherence to industry standards, software and hardware compatibility, marketing and distribution capability, brand recognition, financial strength and ability to deliver in large volumes on a timely basis.

  Fluctuations in Operating Results. The Company's operating results are subject to substantial quarterly and annual fluctuations due to a variety of factors, including the effects of competition with Intel in the microprocessor industry, competitive pricing pressures, anticipated decreases in unit average selling prices of the Company's products, production capacity levels and fluctuations in manufacturing yields, availability and cost of products from the Company's suppliers, the gain or loss of significant customers, new product introductions by AMD or its competitors, changes in the mix of products produced and sold and in the mix of sales by distribution channels, market acceptance of new or enhanced versions of the Company's products, seasonal customer demand due to vacation and holiday schedules (for example, decreased demand in Europe during the summer), the timing of significant orders and the timing and extent of product development costs. In addition, operating results could be adversely affected by general economic and other conditions causing a downturn in the market for semiconductor devices, or otherwise affecting the timing of customer orders or causing order cancellations or rescheduling. The Company's customers may change delivery schedules or cancel orders without significant penalty. Many of the factors listed above are outside of the Company's control. These factors are difficult to forecast, and these or other factors could materially adversely affect the Company's quarterly or annual operating results.

  Order Revision and Cancellation Policies. AMD manufactures and markets standard lines of products. Sales are made primarily pursuant to purchase orders for current delivery, or agreements covering purchases over a period of time, which are frequently subject to revision and cancellation without penalty. As a result, AMD must commit resources to the production of products without having received advance purchase commitments from customers. Any inability to sell products to which it had devoted significant resources could have a material adverse effect on the Company. Furthermore, the failure to successfully ramp production to 0.25 micron process technology in Fab 25 and to increase production levels could cause existing demand to abate from current levels, which would have a material adverse effect on the Company. Distributors typically maintain an inventory of the Company's products. Pursuant to the Company's agreements with distributors, in most instances AMD protects its distributors' inventory of the Company's products against price reductions, as well as products that are slow moving or have been discontinued. These agreements, which may be canceled by either party on a specified notice, generally contain a provision for the return of the Company's products in the event the agreement with the distributor is terminated. The market for the Company's products is generally characterized by, among other things, severe price competition. The price protection and return rights AMD offers to its distributors could materially adversely affect the Company if there is an unexpected significant decline in the price of the Company's products.

  Key Personnel. The Company's future success depends upon the continued service of numerous key engineering, manufacturing, sales and executive personnel. There can be no assurance that AMD will be able to continue to attract and retain qualified personnel necessary for the development and manufacture of its products. Loss of the service of, or failure to recruit, key engineering design personnel could be significantly detrimental to the Company's product development programs or otherwise have a material adverse effect on the Company.

  Intellectual Property Rights; Potential Litigation. There can be no assurance that the Company will be able to protect its technology or other intellectual property adequately through patents, copyrights, trade secrets, trademarks and other measures or that competitors will not be able to develop similar technology independently. There can be no assurance that any patent applications that the Company may file will be issued or that foreign intellectual property laws will protect the Company's intellectual property rights. There can be no assurance that any patent licensed by or issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around the Company's patents and other rights.

  From time to time, AMD has been notified that it may be infringing intellectual property rights of others. If any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. AMD could decide, in the alternative, to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could materially adversely affect the Company. No assurance can be given that all necessary licenses can be obtained on satisfactory terms, or that litigation may always be avoided or successfully concluded.

  Environmental Regulations. The failure to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process could result in fines being imposed on the Company, suspension of production, alteration of the Company's manufacturing processes or cessation of operations. Such regulations could require the Company to acquire expensive remediation equipment or to incur other expenses to comply with environmental regulations. Any failure by the Company to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject the Company to future liabilities and could have a material adverse effect on the Company.

  International Sales. AMD derives a substantial portion of its revenues from its sales subsidiaries located in Europe and Asia Pacific. The Company's international sales operations entail political and economic risks, including expropriation, currency controls, exchange rate fluctuations, changes in freight rates and changes in rates for taxes and tariffs.

  Volatility of Stock Price; Ability to Access Capital. Based on the trading history of its stock, AMD believes factors such as quarterly fluctuations in the Company's financial results, announcements of new products and/or pricing by AMD or its competitors, the pace of new product manufacturing ramps, production yields of key products and general conditions in the semiconductor industry have caused and are likely to continue to cause the market price of the Common Stock to fluctuate substantially. In addition, an actual or anticipated shortfall in revenue, gross margins or earnings from securities analysts' expectations could have an immediate effect on the trading price of the Common Stock in any given period. Technology company stocks in general have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of the companies. This market volatility may adversely affect the market price of the Common Stock and consequently limit the Company's ability to raise capital or to make acquisitions. The Company's current business plan envisions substantial cash outlays requiring external capital financing. There can be no assurances that capital and/or long-term financing will be available on terms favorable to the Company or in sufficient amounts to enable the Company to implement its current plan.

  Earthquake Danger. The Company's corporate headquarters, a portion of its manufacturing facilities, assembly and research and development activities and certain other critical business operations are located near major earthquake fault lines. The Company could be materially adversely affected in the event of a major earthquake.

  Impact of Year 2000. The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. If the Company's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company will be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. If required modifications to existing software and conversions to new software are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company. The Company will use both internal and external resources to reprogram or replace and test the software for Year 2000 modifications.

  The Company has a plan to formally communicate with all of its significant suppliers and/or subcontractors to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company does not currently have any information concerning the Year 2000 compliance status of its customers. In the event that any of the Company's significant customers and suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company is currently assessing its exposure to contingencies related to the Year 2000 Issue for the products it has sold; however, it does not expect these to have a material impact on the operations of the Company.

  The Company anticipates completing the Year 2000 project by the first quarter of 1999, which is prior to any anticipated impact on its operating systems. This date is contingent upon the timeliness and accuracy of software upgrades from vendors, adequacy and quality of resources available to work on completion of the project and any other factors. The total expense of the Year 2000 project is estimated at $10 million, which is not material to the Company's business operations or financial condition. The expenses of the Year 2000 project are being funded through operating cash flows.

  The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. There can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be $390 million after deducting underwriting discounts and commissions and estimated offering expenses ($448 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds for capital expenditures, working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is listed and traded on the New York Stock Exchange under the symbol "AMD." The following table shows, for the periods indicated, the high and low closing prices on the New York Stock Exchange.

                                                                   HIGH   LOW
FISCAL YEAR ENDED DECEMBER 29, 1996
 First quarter................................................... $21.25 $16.13
 Second quarter..................................................   9.88  12.88
 Third quarter...................................................  16.25  10.25
 Fourth quarter..................................................  28.38  14.13
FISCAL YEAR ENDED DECEMBER 28, 1997
 First quarter................................................... $47.38 $25.75
 Second quarter..................................................  45.00  35.50
 Third quarter...................................................  42.50  31.25
 Fourth quarter..................................................  32.75  17.56
FISCAL YEAR ENDED DECEMBER 27, 1998
 First quarter................................................... $25.13 $17.13
 Second quarter (through April 24, 1998).........................  30.50  24.69

  On April 24, 1998 the last sale price of the Common Stock as reported on the New York Stock Exchange was $29.13 per share.

  The Company has never paid any cash dividends on its Common Stock and has no present plans to do so. In addition, the Company is prohibited by certain of its borrowing arrangements from paying cash dividends without the prior written consent of the lender.

                                CAPITALIZATION

  The following table set forth the consolidated capitalization of the Company as of March 29, 1998, and as adjusted to give effect to (i) the sale of the Notes offered by the Company and (ii) the receipt by the Company of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included or incorporated by reference into this Prospectus Supplement.

                                                            MARCH 29, 1998
                                                         ----------------------
                                                                         AS
                                                           ACTUAL     ADJUSTED
                                                            (IN THOUSANDS)
Cash(1)................................................. $  306,804  $  696,454
                                                         ==========  ==========
Short-term debt(2)...................................... $  100,420  $  100,420
                                                         ==========  ==========
Long-term debt(3):
 11% Senior Secured Notes............................... $  400,000  $  400,000
 Credit Agreement.......................................    187,500     187,500
   % Convertible Subordinated Notes.....................        --      400,000
 Other..................................................     78,771      78,771
                                                         ----------  ----------
  Total long-term debt..................................    666,271   1,066,271
Stockholders' equity:
 Common stock, $0.01 par value (4)......................      1,435       1,435
 Capital in excess of par value.........................  1,026,313   1,026,313
 Retained earnings......................................  1,003,404   1,003,404
 Accumulated other comprehensive income.................    (65,441)    (65,441)
                                                         ----------  ----------
  Total stockholders' equity............................  1,965,711   1,965,711
                                                         ----------  ----------
Total capitalization.................................... $2,631,982  $3,031,982
                                                         ==========  ==========

--------
(1) Cash includes cash, cash equivalents and short-term investments.
(2) Short-term debt includes borrowings and current portions of both long-term debt and capital lease obligations.
(3) Long-term debt includes capital lease obligations and excludes current portions of both long-term debt and capital lease obligations.
(4) Does not include 17,547,203 shares of Common Stock reserved for issuance under outstanding options and warrants.

                   SELECTED CONSOLIDATED FINANCIAL DATA AND
                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth selected statement of operations data, other financial data and balance sheet data for the Company. The selected statement of operations data for the fiscal years ended 1994, 1995, 1996 and 1997 and selected balance sheet data at fiscal years ended 1995, 1996 and 1997 are derived from consolidated financial statements of the Company which have been audited by Ernst & Young LLP, the Company's independent auditors. The selected statement of operations data for the fiscal year ended 1993 and selected balance sheet data at fiscal years ended 1993 and 1994 are derived from audited supplemental consolidated financial statements of the Company. The selected statement of operations data and balance sheet data for the three months ended March 30, 1997 and March 29, 1998 are derived from unaudited condensed consolidated financial statements of the Company. Other financial data for all fiscal years and three month periods are derived from the audited financial statements, the unaudited financial statements or the books and records of the Company. The unaudited condensed consolidated financial statements of the Company include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position at the end of, and the results of its operations for, these periods. Operating results for the three months ended March 29, 1998 are not necessarily indicative of the results that may be expected for the full year ended December 27, 1998. The data should be read in conjunction with the Company's consolidated financial statements and the notes thereto, incorporated by reference in this Prospectus Supplement. On January 17, 1996, the Company acquired NexGen in a transaction accounted for as a pooling of interests. All financial data of the Company for the periods presented has been supplementally prepared to give retroactive effect to the merger with NexGen.

                                                                                      THREE MONTHS ENDED
                                                                                      --------------------
                                            FISCAL YEAR ENDED
                          ----------------------------------------------------------  MARCH 30,  MARCH 29,
                             1993        1994        1995        1996        1997       1997       1998
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $1,648,280  $2,155,453  $2,468,379  $1,953,019  $2,356,375  $551,999   $540,856
 Expenses:
 Cost of sales..........     789,564   1,013,589   1,417,007   1,440,828   1,578,438   349,076    423,591
 Research and
  development...........     279,412     295,326     416,521     400,703     467,877   104,908    128,120
 Marketing, general and
  administrative........     296,912     377,503     412,651     364,798     400,713    94,519     88,214
                          ----------  ----------  ----------  ----------  ----------  --------   --------
                           1,365,888   1,686,418   2,246,179   2,206,329   2,447,028   548,503    639,925
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Operating income
  (loss)................     282,392     469,035     222,200    (253,310)    (90,653)    3,496    (99,069)
 Litigation settlement..         --      (58,000)        --          --          --        --     (11,500)
 Interest income and
  other, net............      16,931      17,134      32,465      59,391      35,097    13,322      5,581
 Interest expense.......      (4,398)     (4,410)     (3,059)    (14,837)    (45,276)   (9,410)   (12,472)
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Income (loss) before
  income taxes and
  equity in joint
  venture...............     294,925     423,759     251,606    (208,756)   (100,832)    7,408   (117,460)
 Provision (benefit) for
  income taxes..........      85,935     142,232      70,206     (85,008)    (55,155)    2,148    (46,997)
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Income (loss) before
  equity in joint
  venture...............     208,990     281,527     181,400    (123,748)    (45,677)    5,260    (70,463)
 Equity in net income
  (loss) of joint
  venture...............        (634)    (10,585)     34,926      54,798      24,587     7,691      7,736
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Net income (loss)......  $  208,356  $  270,942  $  216,326  $  (68,950) $  (21,090) $ 12,951   $(62,727)
                          ==========  ==========  ==========  ==========  ==========  ========   ========
OTHER FINANCIAL DATA:
 CPG net sales..........  $  446,200  $  821,340  $  778,120  $  340,509  $  682,554  $127,854   $169,202
 Communications Group
  net sales.............     637,958     731,274     733,723     666,108     707,564   171,473    148,388
 Memory Group net
  sales.................     401,006     416,328     700,606     698,308     723,631   183,641    167,042
 Vantis net sales.......     163,116     186,511     255,930     248,094     242,626    69,031     56,224
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Total net sales........  $1,648,280  $2,155,453  $2,468,379  $1,953,019  $2,356,375  $551,999   $540,856
                          ==========  ==========  ==========  ==========  ==========  ========   ========
 EBITDA(1)..............  $  464,668  $  693,456  $  494,727  $   93,464  $  303,812  $ 92,317   $ 13,091
 Depreciation and
  amortization..........     182,276     224,421     272,527     346,774     394,465    88,821    112,160
 Capital additions(2)...     390,493     586,473     650,322     493,723     729,870   150,594    181,230
 Net interest expense
  (income)(3)...........      (4,949)    (10,627)     (8,416)     12,943      45,741     9,141     12,756
 Ratio of earnings to
  fixed charges(4)......       15.8x       22.7x        9.4x         --          --       1.0x        --
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(4)..........        9.1x       12.6x        9.4x         --          --       1.0x        --

                                          AT FISCAL YEAR ENDED
                         ------------------------------------------------------ AT MARCH 29,
                            1993       1994       1995       1996       1997        1998
BALANCE SHEET DATA:
 Cash(5)................ $  496,620 $  430,921 $  509,665 $  386,198 $  467,032  $  306,804
 Working capital........    514,532    441,649    461,509    445,604    448,497     257,050
 Total assets...........  1,944,953  2,525,721  3,078,467  3,145,283  3,515,271   3,332,306
 Long-term debt (6).....     90,066     75,752    214,965    444,830    662,689     666,271
 Stockholders' equity...  1,351,806  1,797,354  2,102,462  2,021,878  2,029,543   1,965,711

--------
(1) EBITDA is defined as operating income (loss) of the Company and its consolidated subsidiaries plus depreciation and amortization of the Company and its consolidated subsidiaries. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by an investor as an alternative to net income (loss) as an indicator of the Company's operating performance or as an alternative to the Company's cash flows from operating activities as a measure of liquidity.
(2) Capital additions include capital leases incurred in the amounts of $64.5 million, $34.2 million, $24.4 million, $8.7 million, $44.8 million, $0 and $0 for the fiscal years ended 1993, 1994, 1995, 1996 and 1997 and the three months ended March 30, 1997 and March 29, 1998, respectively.
(3) Net interest (income) expense is defined as total interest incurred (including all capitalized interest) less all interest income.
(4) For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and equity in joint venture, plus fixed charges. For the fiscal years ended 1996 and 1997, earnings were insufficient to cover fixed charges by $219,417 and $120,972, respectively. For the three months ended March 29, 1998, earnings were insufficient to cover fixed charges by $120,297.
(5) Cash includes cash, cash equivalents and short-term investments.
(6) Long-term debt includes capital lease obligations but excludes current portions of both long-term debt and capital lease obligations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations that are forward-looking are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially. The forward-looking statements relate to operating results; anticipated cash flows; realization of net deferred tax assets; capital expenditures; adequacy of resources to fund operations and capital investments; the Company's ability to access external sources of capital; the Company's ability to transition to new process technologies; anticipated market growth; Year 2000 expenses; the effect of foreign currency hedging transactions; the effect of adverse economic conditions in Asia; and the Dresden Fab 30 and FASL manufacturing facilities. See "Risk Factors," as well as such other risks and uncertainties as are detailed in the Company's Securities and Exchange Commission reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements.

  The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto at December 28, 1997 and December 29, 1996 and for each of the three years in the period ended December 28, 1997.

RESULTS OF OPERATIONS

  AMD participates in all three technology areas within the digital IC market--memory circuits, logic circuits and microprocessors--through, collectively, its Computation Products Group ("CPG"), its Memory Group, its Communications Group, and its programmable logic subsidiary, Vantis. CPG products include microprocessors and core logic products. Memory Group products include Flash memory devices and Erasable Programmable Read-Only Memory ("EPROM") devices. Communications Group products include telecommunication products, networking and input/output ("I/O") products, and embedded processors. Vantis products are complex and simple, high-performance CMOS (complementary metal oxide semiconductor) PLDs.

  The following is a summary of the net sales of the CPG, Memory Group, Communications Group and Vantis for the periods presented below:

                                                         QUARTERS ENDED
                                                --------------------------------
                                                MARCH 30, DECEMBER 28, MARCH 29,
                                                  1997        1997       1998
                                                     (DOLLARS IN MILLIONS)
   CPG........................................    $128        $203       $169
   Memory Group...............................     184         181        167
   Communications Group.......................     171         174        149
   Vantis.....................................      69          55         56
                                                  ----        ----       ----
   Total......................................    $552        $613       $541
                                                  ====        ====       ====

REVENUE COMPARISON OF QUARTERS ENDED MARCH 29, 1998 AND MARCH 30, 1997

  Net sales of $541 million in the first quarter of 1998 decreased approximately 2 percent as compared to the first quarter of 1997 as CPG sales increases were offset by lower sales in the other groups.

  CPG net sales increased during the first quarter of 1998 as compared to the first quarter of 1997 largely due to sales of AMD-K6 microprocessors. AMD-K6 microprocessors sold at substantially higher average selling prices than AMD-K5(R) microprocessors that made up the majority of CPG net sales during the first quarter of 1997. CPG sales growth during the remainder of 1998 is dependent on a successful transition to the 0.25 micron process technology in Fab 25 in order to meet customer microprocessor needs for performance and volume.

  Memory Group net sales of both EPROM and Flash memory devices decreased. EPROM prices declined significantly, and unit sales were lower as customer demand continued to shift to Flash memory from EPROM. Flash memory device net sales declined slightly as significant unit volume increases were more than offset by significant price declines due to continuing increased competition. The Company expects continued price pressure from intense competition in Flash memory devices.

  Communications Group net sales decreased primarily due to substantial decreases in unit shipments of the Company's network products, as other Communications Group product sales were flat. The Company's offerings of network products have not kept pace with the market shift towards higher performance products and sales are likely to continue to decline until the Company introduces new competitive products in volume, which the Company anticipates will occur no earlier than the fourth quarter of 1998. The Company expects the other Communications Group product divisions to have flat to lower sales in the second quarter of 1998 primarily due to the economic crisis in Asia. Results could be affected beyond the second quarter of 1998 if there is no improvement in the economic condition in Asia.

  Vantis net sales decreased due to declines in the average selling price and unit shipments of both simple PLDs ("SPLDs") and complex PLDs ("CPLDs"). Lower SPLD sales reflect the market transition to CPLDs, as well as increased competition in the SPLD market.

REVENUE COMPARISON OF QUARTERS ENDED MARCH 29, 1998 AND DECEMBER 28, 1997

  Net sales in the first quarter of 1998 decreased approximately 12 percent as compared to the fourth quarter of 1997, due to lower sales in all groups except Vantis.

  The decline in CPG sales from the fourth quarter of 1997 to the first quarter of 1998 was due to lower average selling prices for the AMD-K6 microprocessor, as unit volume remained relatively flat. During the first quarter of 1998, the microprocessor market migrated to higher performance products, which the Company only manufactured in limited quantities. This migration, together with increased price competition, resulted in a reduction of the average selling price on AMD microprocessor products. In addition, due to inadequate manufacturing yields on AMD-K6 microprocessors, the Company was unable to increase microprocessor unit volume. CPG sales growth during the remainder of 1998 is dependent on a successful transition to the 0.25 micron process technology in Fab 25 in order to meet customer microprocessor needs for performance and volume.

  Memory Group net sales decreased. EPROM prices declined significantly, and unit sales were lower as customer demand continued to shift to Flash memory from EPROM. Flash memory device sales declined as relatively flat unit volume was offset by average selling price declines from continuing increased competition. The Company expects continued price pressure from intense competition in Flash memory devices.

  Communications Group net sales decreased as unit volume for networking and other Communications Group products declined during the first quarter of 1998. The Company's offerings of network products have not kept pace with the market shift towards higher performance products and sales are likely to continue to decline until the Company introduces new competitive products in volume, which the Company anticipates will occur no earlier than the fourth quarter of 1998. Net sales were also affected by declines in unit volume and average selling price for other communication products. The Company expects the other Communications Group product divisions to have flat to lower sales in the second quarter of 1998 primarily due to the economic crisis in Asia. Results could be affected beyond the second quarter of 1998 if there is no improvement in the economic condition in Asia.

  Vantis net sales increased slightly as both unit shipments and average selling prices of both SPLDs and CPLDs were flat.

COMPARISON OF EXPENSES, GROSS MARGIN PERCENTAGE AND INTEREST INCOME AND OTHER,
NET

  The following is a summary of expenses, gross margin percentage and interest income and other, net for the periods presented below:

                                                        QUARTERS ENDED
                                               --------------------------------
                                               MARCH 30, DECEMBER 28, MARCH 29,
                                                 1997        1997       1998
                                                    (DOLLARS IN MILLIONS)
   Cost of Sales..............................   $349        $429       $424
   Gross margin percentage....................     37%         30%        22%
   Research and development...................   $105        $127       $128
   Marketing, general and administrative......     95         102         88
   Litigation settlement......................    --          --          12
   Interest income and other, net.............     13           7          6
   Interest expense...........................      9          12         12

  Gross margin percentage decreased in the first quarter of 1998, as compared to the first quarter of 1997 and the fourth quarter of 1997. The Company has throughout this period continued to invest in the facilitization of Fab 25 and, during the first quarter of 1998, in the transition from 0.35 micron to
0.25 micron process technology in Fab 25. These investments have led to significant increases in the Company's fixed costs associated with its microprocessor products. The decline in gross margin percentage between the first quarter of 1997 and the first quarter of 1998 was caused in part by increases in fixed costs in Fab 25, increased back-end assembly costs in support of AMD-K6 microprocessor production and a decline in non-microprocessor product revenues. The decline in gross margin percentage between the fourth quarter of 1997 and the first quarter of 1998 was primarily attributable to significantly lower revenues in the first quarter of 1998 and the increased fixed costs associated with the transition to 0.25 micron process technology in Fab 25. The Company intends to continue to invest in
0.25 micron process technology capacity which will increase its fixed costs. Accordingly, absent significant increases in revenues, the Company will continue to experience pressure on its gross margin percentages.

  Research and development expenses increased as compared to the first quarter of 1997 primarily due to a higher proportion of research and development activities in the Submicron Development Center in Sunnyvale, California, primarily to support CPG and the Memory Group. Research and development expenses in the first quarter of 1998 as compared to the fourth quarter of 1997 were flat.

  Marketing, general and administrative expenses decreased in the first quarter of 1998 from both the first quarter of 1997 and the fourth quarter of 1997. In each case the decrease was primarily due to reduced spending on advertising and marketing expenses associated with the AMD-K6 microprocessor. The Company expects advertising and promotional expenses associated with the AMD-K6 microprocessor to increase during the remainder of 1998.

  The litigation settlement of $11,500,000 in the first quarter of 1998 represents the estimated costs associated with an agreement in principle to settle the class action securities lawsuit against the Company and certain of its current and former officers and directors, announced by the Company on April 23, 1998. The agreement in principle to settle is subject to approval of the Company's Board of Directors and confirmation by the United States District Court in San Jose, California. The suit was filed in November 1995 and related to the Company's AMD-K5 microprocessor development project.

  Interest income and other, net decreased in the first quarter of 1998 as compared to the first quarter of 1997 primarily due to a pre-tax gain of $5 million resulting from the sale of equity securities in the first quarter of 1997. Interest income and other, net decreased in the first quarter of 1998 as compared to the fourth quarter of 1997 due to lower average cash balances. Interest expense increased as compared to the first quarter of 1997 primarily due to higher average debt balances and lower capitalized interest related to the second phase of construction of Fab 25 and construction of Dresden Fab 30. Interest expense was flat as compared to the fourth quarter of 1997.

INCOME TAX

  The Company recorded a tax benefit of $47 million and a tax provision of $2 million in the first quarter of 1998 and 1997, respectively, for an effective tax benefit rate of 40 percent and a positive tax rate of 29 percent for the respective periods. The difference in the effective tax rates primarily reflects the impact of foreign tax benefits on different levels of income. Realization of the Company's net deferred tax assets ($119 million at March 29, 1998) is dependent on future taxable income. While the Company believes that it is more likely than not that such assets will be realized, other factors, including those mentioned in the discussion of Risk Factors, may impact the ultimate realization of such assets.

OTHER ITEMS

  International sales were 55 percent of total sales in the first quarter of 1998 as compared to 56 percent for the same period in 1997 and the immediate prior quarter. In the first quarter of 1998, approximately 10 percent of the Company's net sales were denominated in foreign currencies. The Company does not have sales denominated in local currencies in those countries which have highly inflationary economies. (A highly inflationary economy is defined in accordance with the Statement of Financial Accounting Standards No. 52 as one in which the cumulative inflation over a three-year consecutive period approximates 100 percent or more.) The Company has recently experienced slightly lower than expected demand in Asia, primarily in its telecommunication products. The impact on the Company's operating results from changes in foreign currency rates individually and in the aggregate has not been material. The Company anticipates that the Asian economic crisis will continue to adversely affect the Company's results of operations at least through the second quarter of 1998, and further decline of the economic crisis in Asia could have a material adverse effect on the Company's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  Cash used in operating activities was approximately $22 million for the first quarter of 1998. This compares to cash flow provided by operating activities of approximately $115 million for the first quarter of 1997. Net operating cash flows decreased as compared to the same period in 1997 due to a net decrease in earnings of $76 million, combined with an increase in depreciation and amortization of $23 million and a decrease in the net change in operating assets and liabilities of $81 million.

  Investing activities consumed $65 million in cash during the first quarter of 1998 and $320 million during the first quarter of 1997. Capital expenditures totaled $181 million in the first quarter of 1998, up from $151 million in the same period in 1997, as the Company continued to invest in property, plant and equipment primarily for Fab 25 and Dresden Fab 30. Capital expenditures in the first quarter of 1998 were offset by net proceeds from the sale of short-term investments of approximately $111 million. In the first quarter of 1997 the increase in available-for-sale securities was approximately $169 million.

  The Company's financing activities provided cash of $38 million during the first quarter of 1998, compared to $264 million during the same period in 1997. Financing sources of cash for the first quarter of 1998 included borrowings from Dresdner Bank AG in the amount of DM90 million ($49 million), as part of the Dresden Loan Agreement. The loan amount was offset by debt repayments of $16 million. Financing sources of cash for the first quarter of 1997 included borrowings from a $250 million four-year secured term loan, offset by debt repayments of $22 million. Financing activities for both periods include issuance of common stock under employee stock plans.

  The Company plans to continue to make significant capital investments, at a significantly higher rate than in previous years. These investments include those relating to the conversion of Fab 25 to 0.25 micron process technology and the construction and facilitization of Dresden Fab 30.

  The conversion of Fab 25 from 0.35 to 0.25 micron process technology is anticipated to be completed in 1998 at a cost in 1998 of approximately $351 million, although there can be no assurance that the actual amount will not vary materially.

  Dresden Fab 30 is being constructed by AMD Saxony, an indirect wholly owned German subsidiary of the Company. This 900,000-square-foot submicron integrated circuit manufacturing and design facility is to be completed over the next four years. The project is being supported by the Company together with the Federal Republic of Germany, the State of Saxony and a consortium of banks. The plan for Dresden Fab 30 was revised in February 1998 to reflect planned upgrades in wafer production technology as well as the decline in the deutsche mark relative to the U.S. dollar, which has increased the proportion of the project to be funded by the Company rather than the Federal Republic of Germany, the State of Saxony and the consortium of banks. The Company entered into foreign currency hedging transactions for Dresden Fab 30 during the first quarter of 1997 and the first quarter of 1998 and anticipates entering into additional such foreign currency hedging transactions in the future.

  The present estimated construction cost of Dresden Fab 30 is approximately $1.9 billion. In March 1997, AMD Saxony entered into the Dresden Loan Agreement, denominated in deutsche marks, with a consortium of banks led by Dresdner Bank AG under which loan facilities totaling $932 million will be made available for the Dresden Fab 30 project. In connection with the Dresden Loan Agreement, as amended, the Company has agreed to invest in AMD Saxony over the next two years equity and subordinated loans in an amount totaling approximately $270 million ($100 million in 1998 and $170 million in 1999), and to guarantee a portion of AMD Saxony's obligations under the Dresden Loan Agreement up to a maximum of approximately $123 million until Dresden Fab 30 has been completed. AMD is required to fund $70 million of the $170 million due in 1999 on an accelerated basis as follows: (i) if the Company undertakes a sale or other placement of its stock in the capital markets in 1998, the $70 million will be funded upon receipt of the offering proceeds; (ii) if the Company generates $140 million of net income (as defined in the Senior Indenture) in 1998, the $70 million will be funded prior to January 31, 1999;
(iii) if the Company does not fund through (i) or (ii) above, the Company will fund the maximum amount allowed under the Senior Indenture by January 31, 1999 and will fund the remaining amount through the sale of at least $200 million of the Company's stock by June 30, 1999. Because the Company's obligations under the Dresden Loan Agreement are denominated in deutsche marks, the dollar amounts set forth herein are subject to change based on applicable conversion rates.

  In addition, after completion of Dresden Fab 30, the Company has agreed to make funds available to AMD Saxony up to approximately $82 million if the subsidiary does not meet its fixed charge coverage ratio covenant. The Company has also agreed to fund certain contingent obligations, including various obligations to fund project cost overruns, if any, and to fund shortfalls in government subsidies resulting from a default under the subsidy agreements caused by AMD Saxony or its affiliates, if any.

  The Federal Republic of Germany and the State of Saxony have agreed to support the Dresden Fab 30 project in the form of (i) guarantees of 65 percent of bank debt to be incurred by AMD Saxony up to a maximum of $932 million,
(ii) investment grants and subsidies totaling $283 million and (iii) interest subsidies from the State of Saxony totaling $169 million, all of which are denominated in deutsche marks in the applicable agreements. In the event the grants or subsidies are delayed, the Company is obligated, as requested by AMD Saxony, to provide interim funding, such interim funding will be repaid to the Company as the grants and subsidies are received by AMD Saxony. As of March 29, 1998, the Company has invested $170 million in AMD Saxony. The remaining $161 million required to complete Dresden Fab 30 is to be provided from cash generated by AMD Saxony from 1999 to 2001, which will be derived from sales of wafers to the Company.

  Defaults under the Dresden Loan Agreement include the failure of the Company, AMD Saxony or AMD Holding to comply with obligations under the Dresden Loan Agreement, the government subsidy and grant agreements and related documents, including material variances from the approved schedule and budget, the Company's failure to fund equity contributions or shareholder loans or otherwise comply with its obligations relating to the Dresden Loan Agreement, the sale of shares in AMD Saxony or AMD Holding, the failure to pay material obligations, the occurrence of a material adverse change or filings or proceedings in bankruptcy or insolvency with respect to the Company, AMD Saxony or AMD Holding and the occurrence of a default under the Credit Agreement or the Senior Indenture. Generally, any such default which either
(i) results from the Company's non-compliance with the Dresden Loan Agreement and is not cured by the Company or (ii) results in recourse to the Company of more than $10 million and is not cured by the Company, would result in a cross-default under the Credit Agreement and the Senior Indenture.

  The FASL joint venture completed construction of the building for a second Flash memory device wafer fabrication facility, FASL II, in the third quarter of 1997 at a site contiguous to the existing FASL facility in Aizu-Wakamatsu, Japan. Equipment installation is in progress and the facility is expected to cost approximately $1.1 billion when fully equipped, which is anticipated in the second quarter of 2000. Approximately $260 million of such cost has been funded as of March 29, 1998. Capital expenditures for FASL II construction to date have been funded by cash generated from FASL operations and borrowings by FASL and during the remainder of 1998, the Company presently anticipates that such capital expenditures will continue to be funded by cash generated from FASL operations and borrowings by FASL. However, to the extent that FASL is unable to secure the necessary funds for FASL II, the Company may be required to contribute cash or guarantee third-party loans in proportion to its 49.992 percent interest in FASL. At March 29, 1998, AMD had loan guarantees of $48 million outstanding with respect to such loans. The planned FASL II costs are denominated in yen and are therefore subject to change due to foreign exchange rate fluctuations.

  In 1996, the Company entered into the Credit Agreement which provides for a $150 million three-year secured revolving line of credit (which is currently unused) and a $250 million four-year secured term loan. All of the secured term loan is outstanding at March 29, 1998. The secured term loan is repayable in eight equal quarterly installments of approximately $31 million commencing in October 1998. As of March 29, 1998, the Company also had available unsecured uncommitted bank lines of credit in the amount of $67 million, of which $5 million was outstanding.

  In February 1998, certain of the covenants under the Credit Agreement, including those related to the modified quick ratio, minimum tangible net worth and fixed charge coverage ratio, were amended at the request of the Company. The Company sought to amend the covenants because otherwise it risked violating certain of the covenants unless it scaled back on its business and capital investment plan. As of March 29, 1998, the Company was in compliance with all covenants under the Credit Agreement. However, the Company will be required to raise $300-400 million of funds through external financing in the second quarter of 1998 in order to meet certain of these amended covenants and to continue to make the substantial capital investments required to convert Fab 25 to 0.25 micron process technology, as well as for other ongoing capital investments. Successful completion of this offering would satisfy each of these objectives.

  In the event the Company is unable to meet its obligation to make loans to, or equity investments in, AMD Saxony as required under the Dresden Loan Agreement, AMD Saxony will be unable to complete Dresden Fab 30 and the Company will be in default under the Dresden Loan Agreement, the Credit Agreement and the Senior Indenture, which would permit acceleration of indebtedness, which would have a material adverse effect on the Company. There can be no assurance that the Company will be able to obtain the funds necessary to fulfill these obligations and any such failure would have a material adverse effect on the Company.

  The Company has historically been able to raise external financing to fund its capital expenditures and believes that cash flows from operations and current cash balances, together with external financing activities during 1998, will be sufficient to fund operations and capital investments currently planned through 1998.

                             DESCRIPTION OF NOTES

  The Notes will be issued under an Indenture (the "Indenture") between the Company and the Bank of New York, as Trustee (the "Trustee"), and will constitute a single series of Debt Securities described in the accompanying Prospectus. The following discussion includes a summary description of certain terms of the Indenture and the Notes (which represent a series of, and are referred to in the accompanying Prospectus as, "Debt Securities"). The following description of the terms of the Notes offered hereby supplements and to the extent inconsistent therewith replaces the statements under "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture. Capitalized terms not defined herein have the meanings given to them in the accompanying Prospectus or the Indenture. References in this section to the "Company" are solely to Advanced Micro Devices, Inc., a Delaware corporation, and not to its subsidiaries.

GENERAL

  The Notes will be general, unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination" and convertible into Common Stock as described under "Conversion Rights." The Notes will be limited to $400,000,000 aggregate principal amount ($460,000,000 if the Underwriters' overallotment option is exercised in full), will be issued only in denominations of $1,000 or any
multiple thereof and will mature on       , 2005, unless earlier redeemed at
the option of the Company or at the option of the holder upon a Change of Control (as defined below).

  The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or other Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase of Notes at the Option of the Holder upon a Change of Control."

  The Notes will bear interest at the annual rate set forth on the cover page
hereof from             , 1998, payable semi-annually on               and
              , commencing on              , 1998, to holders of record at the
close of business on the preceding               and              ,
respectively (subject to certain exceptions in the case of conversion of the Notes or redemption of the Notes at the option of the Company or at the option of the holder upon a Change of Control prior to the applicable interest payment date). So long as the Notes are represented by a Global Security, the interest payable on the Notes will be paid to Cede & Co., the nominee of The Depository Trust Company (the "Depositary"), or its registered assigns as the registered owner of such Global Security by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the Notes are no longer represented by a Global Security, interest may, at the Company's option, be paid by check mailed to the address of the person entitled thereto. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

  Principal and interest will be payable, and the Notes may be presented for conversion, or registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in New York, New York, which shall initially be an office or agency of the Trustee.

BOOK-ENTRY; DELIVERY AND FORM

  The Notes will initially be issued in the form of a Global Security held in book-entry form. Accordingly, the Depositary or its nominee will be the sole registered holder of the Notes for all purposes under the Indenture. Owners of beneficial interests in the Notes represented by the Global Security will hold such interests pursuant to the procedures and practices of the Depositary and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be holders, and will not be entitled to any rights under the Global

Security or the Indenture, with respect to the Global Security, and the Company and the Trustee, and any of their respective agents, may treat the Depositary as the sole holder and owner of the Global Security. A further description of the Depositary's procedures with respect to the Notes is set forth in the accompanying Prospectus under the heading "Description of Debt Securities--Global Debt Securities."

  The Company has been advised that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Commission.

  Payments with respect to the principal of and interest on, any Note represented by a Global Security registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Security representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal or interest), or to immediately credit the accounts of the relevant Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Security as shown on the records of the Depositary. Payments by the Participants and the indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the sole responsibility of the Participants or the indirect Participants.

  If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Security, definitive Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by a Global Security. In addition, subject to certain conditions, any person having a beneficial interest in a Global Security may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of definitive Notes. Upon any such issuance, the Trustee is required to register such definitive Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

  Payments in respect of the Notes represented by a Global Security (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to definitive Notes, all payments (including principal and interest) will be made at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except that, at the option of the Company, any payments of interest may be made by mailing a check on or before the due date to the address of the person entitled thereto. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

CONVERSION RIGHTS

  Each holder of Notes will have the right at any time prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus Supplement (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the business day immediately prior to the redemption date or repurchase date for such Note, unless the Company subsequently fails to pay the applicable redemption price or repurchase price, as the case may be.

  In the case of any Note that has been converted into Common Stock after any record date, but on or before the next interest payment date, interest, the stated due date of which is on such interest payment date, shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such Note who is a holder on such record date. Any Note converted after any record date but before the next interest payment date (other than Notes called for redemption on a redemption date between a record date and the corresponding interest payment date or subject to a Repurchase Offer during the period from the record date to and including the first business day after the next succeeding interest payment date) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of Notes being surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, holders that surrender Notes for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period, except as provided above.

  The initial conversion price of $    per share of Common Stock will be
subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of capital stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of capital stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for Common Stock to the extent that the aggregate consideration, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender or exchange offer. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted.

  The Company, from time to time and to the extent permitted by law, may reduce the conversion price by any amount for any period of at least 20 business days, in which case the Company shall give at least 15 days notice of such reduction, if the Company's Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

  In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than certain changes in par value) or consolidation or merger of the Company with or into another person or any merger of another person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

SUBORDINATION

  The Notes will be subordinate in right of payment to all existing and future Senior Indebtedness. The Indenture does not restrict the amount of Senior Indebtedness or other Indebtedness of the Company or any subsidiary of the Company. In addition, the Notes will be structurally subordinated to all Indebtedness and other liabilities of the Company's subsidiaries. As of March 29, 1998, the Company had approximately $1,430 million of Indebtedness outstanding that would have constituted Senior Indebtedness. As of the same date, the Company's subsidiaries had approximately $716 million of outstanding Indebtedness and other liabilities (including trade payables).

  The Indenture will provide that no payment may be made by the Company, directly or through any subsidiary, on account of the principal of or interest on the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and interest on and other amounts payable in respect of Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

  Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or
(d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness under the Credit Agreement or the holders of other Senior Indebtedness having a principal amount then outstanding in excess of $10 million (or with respect to which other Senior Indebtedness the holders are obligated to lend in excess of $10 million principal amount) or their respective representatives immediately to accelerate the maturity of such Senior Indebtedness and (ii) written notice of such Non-Payment Default being given to the Company and the Trustee by the holders of Senior Indebtedness under the Credit Agreement or by the holders of such other Senior Indebtedness or their respective representatives (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any subsidiary, on account of the principal of or interest on the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay to the holders of the Notes all regularly scheduled payments on the Notes that were not paid during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Notes made during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

  Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of the Notes are entitled to receive any payment on account of the principal of or interest on the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of the Notes or the Trustee on behalf of the holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any subsidiary (other than Junior Securities) shall be received by the holders of the Notes or the Trustee on behalf of the holders or any paying agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior

Indebtedness, and shall be paid or delivered by such holders or the Trustee or such paying agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder of any Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of Notes may receive ratably less than other creditors.

REDEMPTION AT THE COMPANY'S OPTION

  The Notes will not be subject to redemption prior to            , 2001 and
will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 15 nor more than 60 days' notice to each holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing of the years indicated below, in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest if, any, to, but excluding, the redemption date:

      YEAR                                                            PERCENTAGE
      2001...........................................................       %
      2002...........................................................
      2003...........................................................
      2004...........................................................

provided, however, that the Notes will not be redeemable prior to      , 2002,
unless the last reported sale price of the Common Stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice.

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  The Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first-class mail, at least 15 days and not more than 60 days prior to the redemption date, to the holder of each Note to be redeemed to such holder's last address as then shown upon the registry books of the registrar. The notice of redemption must state the redemption date, the redemption price and the amount of accrued interest, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The Indenture will provide that in the event that a Change of Control has occurred, the Company is required to make an irrevocable and unconditional (except as described below) offer (the "Repurchase Offer") to purchase all Notes on the date (the "Repurchase Date") that is no later than 45 business days (except as described below) after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but excluding) the Repurchase Date. A holder of Notes may accept the Repurchase Offer with respect to all or a portion of its Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof). The Repurchase Offer shall be made within 25 business days following a Change of Control and shall remain open for 20 business days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 business days of the Change of Control.

  "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly owned subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) or more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation or merger of the Company with or into any other person, or sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any person, or any merger of any other person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors (or, if applicable, a successor corporation to the Company).

  "Continuing Director" means at any date a member of the Board of Directors
(i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

  On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the paying agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to the holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest, if any), and the Trustee will promptly authenticate and mail or deliver to such holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Underwriters.

  The provisions of the Indenture relating to a Change of Control may not afford the holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spinoff or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

  The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its subsidiaries providing similar rights to the holders thereof. Further, the right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could be blocked by the subordination provisions of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default would, in turn, cause a default under the Credit Agreement. As a result, any repurchase of the Notes could be blocked by the subordination provisions of the Notes. See "--Subordination" above.

  Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any holder of a Note upon a Change of Control that adversely affects a holder is permissible without the consent of the holder of the Note so affected. In the event of a Change of Control, if holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the business day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) the Company shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked and (iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the holders thereof. For purposes of any such determination by the holders of the outstanding Notes, Notes held by the Company or an affiliate of the Company (including any person that would become an affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

  To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules under the Securities Act, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the holders upon a Change of Control.

EVENTS OF DEFAULT

  In addition to the events of default specified in the accompanying Prospectus under "Description of Debt Securities--Events of Default," (i) failure of the Company to repurchase tendered Notes upon a Change of Control, in the manner contemplated by "--Repurchase of Notes at the Option of the Holder upon a Change of Control," (ii) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than non-recourse obligations) in an amount in excess of $50 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Notes outstanding, (iii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $50 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Notes outstanding and (iv) final unsatisfied judgments not covered by insurance aggregating in excess of $50 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days, shall constitute an Event of Default with respect to the Notes.

CERTAIN DEFINITIONS

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interest (however designated) in stock issued by that corporation.

  "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

  "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances, (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

  "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Senior Indebtedness" means the principal of, interest on, fees, costs and expenses in connection with, and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company, unless, in the instrument creating or evidencing or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes. Senior Indebtedness includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Indebtedness, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a subsidiary of the Company; or (c) any liability for federal, state, local or other taxes owed or owing by the Company or any subsidiary of the Company.

  "Significant Subsidiary" means any subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

  "Stated Maturity" when used with respect to any Note, means       , 2005.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that purchase the Notes in the offering of the Notes and hold the Notes as a "capital asset" within the meaning of
Section 1221 of the Code and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment.

  PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

CONVERSION OF NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

  The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders. The amount of any such distribution, whether to holders of Notes or Common Stock, will be taxable as ordinary income to the extent it does not exceed the Company's current or accumulated earnings and profits.

MARKET DISCOUNT

  Investors acquiring Notes pursuant to this Prospectus Supplement should note that the resale of those Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should

(under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF NOTES

  Except as described under "--Conversion of Notes into Common Stock," each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement, or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent if such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included income by the holder). Each holder of Common Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Any such gain or loss recognized on the sale, exchange, repurchase, retirement, or other disposition of a Note or share of Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above). Pursuant to the Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the Notes or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35% on all capital gains and ordinary income. An investor's initial basis in a Note will be the cash price paid therefor.

BACKUP WITHHOLDING

  A holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These back-up withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

  The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                 UNDERWRITING

  Subject to the terms and conditions contained in an Underwriting Agreement
dated   , 1998 (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase from the Company the respective principal amount of Notes set forth opposite their names below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
                  UNDERWRITERS                                        NOTES
   Donaldson, Lufkin & Jenrette Securities Corporation............
   Smith Barney Inc. .............................................
                                                                   ------------
     Total........................................................ $400,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the Notes offered hereby if any are purchased.

  The Underwriters initially propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of    % of the
principal amount of the Notes. The Underwriters may allow, and such dealers
may re-allow, to certain other dealers a concession not in excess of    % of
the principal amount of the Notes. After the initial offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase, from time to time, in whole or in part, up to an aggregate of $60,000,000 additional principal amount of Notes at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional Notes based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and its executive officers and directors have agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 60 days after the date of this Prospectus Supplement without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or The Nasdaq Stock Market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes or that an active public market will develop.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase the Notes in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase the Notes or the Common Stock in the open market to stabilize the price of the Notes or the Common Stock. These activities may stabilize or maintain the market price for the Notes or the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may discontinue these activities at any time.

  Donaldson, Lufkin & Jenrette Securities Corporation has in the past provided various investment banking services for the Company, for which it has received usual and customary fees.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance and sale of the Notes will be passed upon for the Company by Latham & Watkins, San Francisco, California. Pillsbury Madison & Sutro LLP, Palo Alto and San Francisco, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Notes offered hereby. A member of Pillsbury Madison & Sutro LLP participating in the consideration of legal matters relating to the Notes holds options to purchase 10,000 shares of Common Stock of the Company.

PROSPECTUS


                         ADVANCED MICRO DEVICES, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
                                EQUITY WARRANTS
                                 DEBT WARRANTS



          Advanced Micro Devices, Inc. (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, in one or more series or issuances, up to $1,000,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.10 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.01 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

          SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SECURITIES.

          Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities -- Consolidation, Merger and Sale of Assets."


          The Company's Common Stock is traded on the New York Stock Exchange under the symbol AMD. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange. On April 6, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $30.4375 per share. The Company has not yet determined whether any of the Debt Securities, Preferred Stock or Warrants offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

                           ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           ------------------------

          The Securities will be sold directly by the Company, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

          This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

           The date of this Prospectus is April 20, 1998.

          Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the underwriters may overallot in connection with the offering and may bid for and purchase securities in the open market. For a description of these activities, see "Plan of Distribution."

           CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

          This Prospectus, including any documents that are incorporated by
          -----------------------------------------------------------------
reference as set forth in "Information Incorporated by Reference," contains
---------------------------------------------------------------------------
forward-looking statements within the meaning of Section 27A of the Securities
------------------------------------------------------------------------------
Act of 1933, as amended (the "Securities Act"), and Section 21E of the
----------------------------------------------------------------------
Securities Exchange Act of 1934, as amended (the "Exchange Act").  Such
-----------------------------------------------------------------------
statements are indicated by words or phrases such as "anticipate," "estimate,"
------------------------------------------------------------------------------
"project," "believe," and similar words or phrases.  Such statements are subject
--------------------------------------------------------------------------------
to certain risks, uncertainties or assumptions.  Should one or more of these
----------------------------------------------------------------------------
risks or uncertainties materialize, or should underlying assumptions prove
--------------------------------------------------------------------------
incorrect, actual results may vary materially from those anticipated, estimated
-------------------------------------------------------------------------------
or projected.
------------

                             AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

          The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, and certain of the Company's filings are available at such web site. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

          The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 28, 1997, filed with the Commission on March 3, 1998, as amended;


          (2) the Company's Annual Report on Form 10-K/A for the year ended December 28, 1997, filed with the Commission on April 17, 1998;

          (3) the Company's Current Report on Form 8-K filed with the Commission on January 13, 1998; and

          (4) all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          This Prospectus may not be used to consummate sales of offered securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other Securities covered by this Prospectus.

          The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, upon request, copies of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94086 (telephone 408/732-2400). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                  THE COMPANY

          Advanced Micro Devices, Inc., a Delaware corporation (the "Company"), was founded in 1969, became a publicly held company in 1972 and since 1979 has been listed on the New York Stock Exchange ("NYSE") under the trading symbol AMD. The Company designs, engineers, manufactures, markets and sells integrated circuits for the personal computer, networked computer and communications markets.

          The Company has sales offices worldwide and has manufacturing or testing facilities in Sunnyvale, California; Austin, Texas; Aizu-Wakamatsu, Japan; Bangkok, Thailand; Penang, Malaysia; and Singapore. Its mailing address and executive offices are located at One AMD Place, Sunnyvale, California 94086, and its telephone number is (408) 732-2400.

                                 RISK FACTORS

          In addition to the other information in this Prospectus, prospective purchasers of the Securities offered hereby should carefully consider the risk factors set forth under the heading "Risk Factors" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recently incorporated Annual Report on Form 10-K. See "Information Incorporated by Reference."

                                USE OF PROCEEDS

          Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used for general corporate purposes, which may include the reduction of outstanding indebtedness, working capital increases, acquisitions and capital expenditures. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated:


                             FISCAL YEAR ENDED
  -----------------------------------------------------------------------------------------
     DECEMBER 26,       DECEMBER 25,       DECEMBER 31,       DECEMBER 29,     DECEMBER 28,
        1993               1994               1995               1996             1997
  ----------------   ----------------   ----------------   ---------------- ----------------
      15.8x               22.7x               9.4x               (1)              (1)



RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

          The following table sets forth the ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:


                           FISCAL YEAR ENDED
-----------------------------------------------------------------------------------------
   DECEMBER 26,       DECEMBER 25,       DECEMBER 31,       DECEMBER 29,    DECEMBER 28,
      1993               1994               1995               1996            1997
----------------   ----------------   ----------------   ---------------- ---------------
      9.1x                12.6x               9.4x               (1)              (1)

          (1) Earnings were insufficient to cover fixed charges by $219,417 and $120,972 in fiscal years 1996 and 1997, respectively.

          The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes, amortization of capitalized interest plus fixed charges other than capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.

                       GENERAL DESCRIPTION OF SECURITIES

          The Company directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $1,000,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.10 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.01 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each, a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

                         DESCRIPTION OF DEBT SECURITIES

          The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

          Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement.

GENERAL

          The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

          The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (6) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom such interest is payable; (7) the place or places where the principal of, and any interest on, the Offered Debt Securities will be payable; (8) the obligation of the Company, if any, to redeem, repurchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repurchased or repaid pursuant to such obligation; (9) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (11) any addition to or change in the covenants which apply to the Offered Debt Securities; (12) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (13) whether the Offered Debt Securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities;
(14) the terms and conditions, if any, upon which the Offered Debt Securities shall be exchanged for or converted into Common Stock or Preferred Stock; (15) the nature and terms of the security for any secured Offered Debt Securities; and (16) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

          Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

          Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

STATUS OF DEBT SECURITIES

          The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

          The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. With respect to any series of Senior Subordinated Debt Securities, "Senior Indebtedness" of the Company will be defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) and all other monetary obligations of every kind or nature due on or in connection with (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of the Company of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses (a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; (2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities.

          The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

          No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default (an "Event of Default") with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, if a default in payment or an Event of Default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or Event of Default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

          If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional senior indebtedness.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT


          Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registrable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose, subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. The Debt Securities shall be signed by two officers of the Company and authenticated by the manual signature of the Trustee. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

          The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement.
In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

          Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

          The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

          Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

          So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

          Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS


          The Company may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to any person unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after the transaction no Default (as defined in the Indenture) or Event of Default shall have occurred and be continuing.

          Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CERTAIN OTHER COVENANTS

          Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

          With respect to any series of Senior Subordinated Debt Securities, the Company will agree not to issue Debt which is, expressly by its terms, subordinated in right of payment to any other Debt of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

          The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

          Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) an Event of Default, as defined in the Debt Securities of that series, occurs and is continuing, or the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and (d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Debt Securities until the Trustee or the holders of at least 50% in principal amount of the then outstanding Debt Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

          If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 50% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.


          The Indenture provides that the Trustee shall provide notice to holders of Debt Securities of an Event of Default with respect to such Debt Securities that is continuing and known to the Trustee. Except in the case of an Event of Default in payment, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Debt Securities. The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. A holder of Debt Securities of any series may not pursue a remedy with respect to the Indenture or the Debt Securities unless: (1) the holder gives to the Trustee written notice of a continuing Event of Default with respect to that series; (2) the holders of at least 50% in principal amount of the then outstanding Debt Securities of that series make a written request to the Trustee to pursue the remedy; (3) such holder or holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (5) during such 60-day period the holders of a majority in principal amount of the then outstanding Debt Securities of that series do not give the Trustee a direction inconsistent with the request. Subject to such provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

          The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

          Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security (including default interest); (iii) reduce the principal of or premium, if any, or change the fixed maturity of any Debt Security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto; (iv) make any Debt Security payable in currency other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of, premium, if any, or interest on, any Debt Security;
(vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture; or (vii) reduce the principal amount of Original Issue Discount Securities payable upon acceleration of the maturity thereof. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations;
(iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

          The holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, any Debt Security with respect to the Debt Securities of that series; provided, however, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

          LEGAL DEFEASANCE.  Unless otherwise specified in the applicable
          ----------------
Prospectus Supplement, the Indenture will provide that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

          DEFEASANCE OF CERTAIN COVENANTS.  Unless otherwise specified in the
          -------------------------------
applicable Prospectus Supplement, the Indenture will provide that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, the Company may omit to comply with the restrictive covenants contained in the Indenture, as well as any additional covenants contained in a supplement to the Indenture, a Board Resolution or an Officers' Certificate delivered pursuant thereto. The conditions include: the deposit with the Trustee of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

          DEFEASANCE AND EVENTS OF DEFAULT.  In the event the Company exercises
          --------------------------------
its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

REGARDING THE TRUSTEES

          The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

          The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                        DESCRIPTION OF PREFERRED STOCK

          The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate of Incorporation") and the certificate of designations (a "Certificate of Designations") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

          The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.10 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). As of February 25, 1998, the Company had 143,105,395 shares of Common Stock outstanding, of which 458,438 shares were owned by the Company as treasury stock. See "Description of Common Stock." As of February 25, 1998, the Company had no shares of preferred stock outstanding.

          Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 1,000,000 shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

          The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

          The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

          Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

          Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

          The Company's indenture relating to its 11% senior secured notes due 2003 restricts the Company's ability to declare or pay dividends on its capital stock.

          Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless
(i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock, as defined below), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of stock of the Company, other than in Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

          Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable Prospectus Supplement, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

          A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

          In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

          Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION AND EXCHANGE RIGHTS

          The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock, another series of Preferred Stock or any other Security will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at the option of the Company, in which case the number of shares of Common Stock, the shares of another series of

Preferred Stock or the amount of any other securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

VOTING RIGHTS

          Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

                          DESCRIPTION OF COMMON STOCK

          The Company has authority to issue 250,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. As of February 25, 1998, the Company had 143,105,395 shares of Common Stock outstanding, of which 458,438 shares were owned by the Company as treasury stock. As of February 25, 1998, the Company had no shares of preferred stock outstanding. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

          The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of the Company's current credit arrangements restrict the Company's ability to declare or pay dividends on its Common Stock. Upon liquidation or dissolution of the Company subject to prior liquidation rights of the holders of preferred stock, the holders of Common Stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

                            DESCRIPTION OF WARRANTS

          The Company may issue Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase Preferred Stock or Common Stock ("Equity Warrants") (together, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

DEBT WARRANTS

          The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants ("Debt Warrant Certificates"), including the following: (1) the title of such Debt Warrants;
(2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant; (8) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of any material federal income tax considerations; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

          Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the Debt Securities purchasable upon such exercise.

EQUITY WARRANTS

          The applicable Prospectus Supplement will describe the following terms of Equity Warrants offered thereby: (1) the title of such Equity Warrants; (2) the Securities (i.e., Preferred Stock or Common Stock) for which such Equity Warrants are exercisable; (3) the price or prices at which such Equity Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Equity Warrants are issued, and the number of such Equity Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Equity Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of any material federal income tax considerations; and (7) any other terms of such Equity Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Equity Warrants.

          Holders of Equity Warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

          The exercise price payable and the number of shares of Common Stock or Preferred Stock purchasable upon the exercise of each Equity Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock or a stock split, reverse stock split, combination, subdivision or reclassification of Common Stock or Preferred Stock. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Equity Warrant, the Company may elect to adjust the number of Equity Warrants. No adjustments in the number of shares purchasable upon exercise of the Equity Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Equity Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Equity Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock of Preferred Stock into which such Equity Warrant was exercisable immediately prior thereto.

EXERCISE OF WARRANTS

          Each Warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

          Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                             PLAN OF DISTRIBUTION

          The Company may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell or exchange Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

          The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods. The Company may also, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

          Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

          To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

          Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

          The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 28, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE NOTES OR COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS
                                                                           PAGE
                             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary............................................   S-3
Risk Factors.............................................................   S-7
Use of Proceeds..........................................................  S-19
Price Range of Common Stock and Dividend Policy..........................  S-20
Capitalization...........................................................  S-21
Selected Consolidated Financial Data and Ratio of Earnings to Fixed
 Charges.................................................................  S-22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  S-24
Description of Notes.....................................................  S-30
Certain Federal Income Tax Considerations................................  S-40
Underwriting.............................................................  S-42
Legal Matters............................................................  S-43

                                  PROSPECTUS
Available Information....................................................     2
Incorporation Incorporated by Reference..................................     2
The Company..............................................................     3
Risk Factors.............................................................     3
Use of Proceeds..........................................................     3
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends...........................................     4
General Description of Securities........................................     5
Description of Debt Securities...........................................     5
Description of Preferred Stock...........................................    11
Description of Common Stock..............................................    14
Description of Warrants..................................................    14
Plan of Distribution.....................................................    16
Legal Matters............................................................    16
Experts..................................................................    16

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                          [LOGO OF AMD APPEARS HERE]

                         ADVANCED MICRO DEVICES, INC.


                                 $400,000,000


                                  % CONVERTIBLE

                              SUBORDINATED NOTES

                                   DUE 2005

                               ----------------

                                  PROSPECTUS
                                  SUPPLEMENT

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             SALOMON SMITH BARNEY

                            DATED           , 1998

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